Exhibit (n)(ii) under Form N-1A
                                            Exhibit (99) under Item 601/Reg. S-K


                           Marshall Funds, Inc.
                              Class A Shares

                         Amendment #1 to Exhibit D
                                  to the
                            Multiple Class Plan

                        Marshall Equity Income Fund
                  Marshall Large-Cap Growth & Income Fund
                        Marshall Mid-Cap Value Fund
                       Marshall Mid-Cap Growth Fund
                     Marshall International Stock Fund
                      Marshall Small-Cap Growth Fund
                      Marshal Intermediate Bond Fund
                      Marshall Government Income Fund
                      Marshall Short-Term Income Fund



      This Exhibit to the Multiple Class Plan (the "Plan") is hereby adopted by the above-listed portfolios of the Corporation ("Funds") on whose behalf it is executed as of the date stated below, pursuant to Sections 2, 3, 4, and 5 of the Plan with regard to the Class A Shares of the Funds.

1.  Separate Arrangements

     Channel/Target Customers
     Class A Shares are designed for sale to retail customers of brokerage affiliates of M&I Bank and other authorized broker-dealers, who prefer to receive consultation services in connection with their investment in open-end investment company securities.

     Sales Load
     Class A Shares are sold with a maximum front-end sales load of 5.75%.

     Distribution Fees
     0.25% of the average daily net assets of Class A Shares.

     Shareholder Services Fees
     Maximum shareholder service fee: 0.25 of 1% of the average daily net asset value of the Class A Shares. All or any portion of this fee may be waived by the shareholder servicing agent from time to time.

     Minimum Investments
     The minimum initial investment in Class A Shares is $1,000.
     Subsequent investments must be in amounts of at least $50.

     Voting Rights
     Each Class A Share gives the shareholder one vote in Director elections and other matters submitted to shareholders of the entire Corporation for vote. All shares of each portfolio or class in the Funds have equal voting rights, except that only shares of a particular portfolio or class are entitled to vote in matters affecting that portfolio or class.

2.   Expense Allocation
     Distribution Fees
     Distribution Fees are allocated equally among the Class A Shares of the Fund.

     Shareholder Service Fees
     Shareholder Service Fees are allocated equally among the Class A Shares of the Fund.

3.   Conversion Features

     Class A Shares are not convertible into shares of any other class.

4.   Exchange Features

     Class A Shares of any portfolio may be exchanged for Shares of other Funds of the Corporation pursuant to the conditions described in the appropriate prospectus.


            IN WITNESS WHEREOF, this Class Exhibit has been executed on behalf of the above-listed portfolios of the Corporation by their duly-authorized officers(s) as of the date(s) set forth below.


                                          MARSHALL FUNDS, INC.


                                          By:  /s/ Brooke J. Billick
                                          Title:  Secretary
                                          Date:  May 1, 2000